FOR IMMEDIATE RELEASE
Corebridge Financial Announces Second Quarter 2025 Results

•Net loss of $660 million, or $1.20 per share
•Adjusted after-tax operating income1 of $750 million and operating EPS1 of $1.36 per share
•Closed the AGL portion of the recently announced Individual Retirement VA transaction which represents approximately 90% of the transaction value
•Premiums and deposits1 of $10.8 billion
•Holding company liquidity of $1.3 billion
•Returned $442 million to shareholders, including $311 million of share repurchases, representing a 64% payout ratio for H1'25

HOUSTON – August 4, 2025 – Corebridge Financial, Inc. ("Corebridge" or the "Company") (NYSE: CRBG) today reported financial results for the second quarter ended June 30, 2025.

Kevin Hogan, President and Chief Executive Officer, said, “Corebridge delivered another quarter with very strong financial results and remains focused on driving shareholder value, as demonstrated by our variable annuity reinsurance transaction that further positions our company for the future.

"Year over year, adjusted pre-tax operating income was up 10%, operating earnings per share were up 20%, and adjusted return on average equity was up 230 basis points. In the quarter, we returned $442 million of capital to shareholders through dividends and share repurchases.

“Our transformative reinsurance transaction is the most important value-creation action we have taken since the IPO, reducing risk, improving the quality of earnings, and driving higher distributions. As we announced today, we have closed on the AGL portion of the transaction, which represents approximately 90% of the value, and expect the remaining portions to close in the fourth quarter, subject to customary closing conditions and regulatory approvals.

“Going forward, we are positioned to drive organic growth from an even lower-risk baseline. Across our businesses, we have a broad mix of attractive products and service offerings powered by an extensive distribution network. The second quarter provided a glimpse of this opportunity, as Individual Retirement sales exceeded last year's record second quarter and cumulative sales of our new RILA product passed $1 billion dollars just nine months after initial launch. By executing on our strategic pillars, we remain focused on growing profitably, generating ample cash, and delivering a strong payout ratio to create additional long-term shareholder value.”

1 This release refers to financial measures not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their most directly comparable GAAP measures can be found in "Non-GAAP Financial Measures" below

FOR IMMEDIATE RELEASE
Consolidated results
($ in millions, except per share data)

	Three Months Ended June 30,
	2025	2024
Net income (loss) attributable to common shareholders	$(660)	$365
Income (loss) per common share attributable to common shareholders	$(1.20)	$0.59
Weighted average shares outstanding - diluted	550	613
Adjusted after-tax operating income	$750	$692
Operating EPS	$1.36	$1.13
Weighted average shares outstanding - operating	551	613
Total common shares outstanding	543	600
Pre-tax income (loss)	$(608)	$456
Adjusted pre-tax operating income[1]	$942	$859
Core sources of income	$1,761	$1,791
Base spread income[2]	$902	$955
Fee income[2]	$509	$514
Underwriting margin excluding variable investment income[2]	$350	$322
Premiums and deposits	$10,833	$11,679
Net investment income	$3,338	$2,988
Net investment income (APTOI basis)[1]	$3,050	$2,716
Base portfolio income - insurance operating businesses	$2,845	$2,649
Variable investment income - insurance operating businesses	$198	$54
Corporate and other[2]	$7	$13

Return on average equity	(21.7%)	12.9%
Adjusted return on average equity[1]	14.3%	12.0%

Net loss was $660 million, compared to a gain of $365 million in the prior year quarter. The variance largely was a result of higher realized losses this quarter compared to a gain on the divestiture of the sale of the UK business in the prior year quarter.

Adjusted pre-tax operating income ("APTOI") was $942 million, a 10% increase over the prior year quarter. Excluding variable investment income ("VII"), APTOI decreased 8% from the same period, largely due to the impact of cumulative changes in short-term interest rates.
2 Includes consolidations and eliminations

FOR IMMEDIATE RELEASE

Core sources of income was $1.8 billion, a 2% decrease from the prior year quarter largely due to the aforementioned cumulative short-term rate impact, partially offset by higher underwriting margin.

Premiums and deposits were $10.8 billion, a 7% decrease from the historically strong prior year quarter. Excluding transactional activity (i.e., pension risk transfer, guaranteed investment contracts and Group Retirement plan acquisitions), premiums and deposits are flat year over year.

Capital and liquidity highlights
•Life Fleet RBC ratio2 remained above target
•Holding company liquidity of $1.3 billion as of June 30, 2025
•Financial leverage ratio2 of 30.8%
•Returned $442 million to shareholders through $311 million of share repurchases and $131 million of dividends
•Declared quarterly dividend of $0.24 per share of common stock on August 4, 2025, payable on September 30, 2025, to shareholders of record at the close of business on September 16, 2025

Business results
($ in millions)
Individual Retirement

	Three Months Ended June 30,
	2025	2024
Premiums and deposits	$6,854	$6,787
Total sources of income	$1,052	$1,031
Core sources of income	$973	$1,000
Spread income	$749	$723
Base spread income	$670	$692
Variable investment income	$79	$31
Fee income	$303	$308
Adjusted pre-tax operating income	$623	$621

•Premiums and deposits increased $67 million, or 1%, over the prior year quarter, primarily driven by higher fixed index annuity and RILA deposits
•Core sources of income decreased 3% from the prior year quarter, largely as a result of the impact of changes in short-term interest rates on spread income. There was also a modest decline in fee income driven by the variable annuity block

FOR IMMEDIATE RELEASE
•APTOI increased $2 million over the prior year quarter. Excluding VII, APTOI decreased 8% from the prior year quarter, mainly due to lower base spread income and higher costs associated with business growth

Group Retirement

	Three Months Ended June 30,
	2025	2024
Premiums and deposits	$1,976	$1,998
Total sources of income	$361	$382
Core sources of income	$337	$371
Spread income	$171	$191
Base spread income	$147	$180
Variable investment income	$24	$11
Fee income	$190	$191
Adjusted pre-tax operating income	$182	$195

•Premiums and deposits decreased $22 million, or 1%, from the prior year quarter, primarily driven by lower out-of-plan annuity deposits
•Core sources of income decreased 9% from the prior year quarter, largely as a result of lower base spread income due to general account net outflows
•APTOI decreased $13 million, or 7%, from the prior year quarter. Excluding VII, APTOI decreased 14% from the prior year quarter, mainly due to lower base portfolio income, partially offset by lower expenses

Life Insurance

	Three Months Ended June 30,
	2025	2024
Premiums and deposits	$868	$846
Underwriting margin	$344	$309
Underwriting margin excluding variable investment income	$338	$302
Variable investment income	$6	$7
Adjusted pre-tax operating income	$133	$95

•Premiums and deposits increased $22 million, or 3%, over the prior year quarter, driven by growth in traditional life sales

FOR IMMEDIATE RELEASE
•Underwriting margin excluding VII increased 12% over the prior year quarter, largely as a result of pricing discipline supported by our automated underwriting platform, favorable mortality experience, and improved investment yields
•APTOI increased $38 million, or 40%, over the prior year quarter. Excluding VII, APTOI increased 44% over the prior year quarter, mainly due to higher underwriting margin

Institutional Markets

	Three Months Ended June 30,
	2025	2024
Premiums and deposits	$1,135	$2,048
Total sources of income	$202	$123
Core sources of income	$113	$118
Spread income	$173	$88
Base spread income	$85	$83
Variable investment income	$88	$5
Fee income	$16	$15
Underwriting margin	$13	$20
Underwriting margin excluding variable investment income	$12	$20
Variable investment income	$1	$—
Adjusted pre-tax operating income	$173	$96

•Premiums and deposits decreased $913 million, or 45%, from the prior year quarter, primarily driven by lower deposits from guaranteed investment contracts
•Total sources of income increased 64% over the prior year quarter, primarily due to higher VII and was partially impacted by lower underwriting margin
•APTOI increased $77 million, or 80%, over the prior year quarter, primarily due to higher VII. Excluding VII, APTOI decreased 8% from the prior year quarter due to lower underwriting margin

FOR IMMEDIATE RELEASE
Corporate and Other

	Three Months Ended June 30,
	2025	2024
Corporate expenses	$(32)	$(37)
Interest on financial debt	$(114)	$(107)
Asset management	$—	$2
Consolidated investment entities	$—	$2
Other	$(23)	$(8)
Adjusted pre-tax operating (loss)	$(169)	$(148)

•APTOI decreased $21 million from the prior year quarter primarily driven by higher interest expense on financial debt due to refinancing a portion of debt at a higher rate.

Conference call

Corebridge will host a conference call on Tuesday, August 5, 2025, at 10:00 a.m. EDT to review these results. The call is open to the public and can be accessed via a live, listen-only webcast in the Investors section of corebridgefinancial.com. A replay will be available after the call at the same location.

Supplemental financial data and our investor presentation are available in the Investors section of corebridgefinancial.com.

# # #
About Corebridge Financial

Corebridge Financial, Inc. makes it possible for more people to take action in their financial lives. With more than $415 billion in assets under management and administration as of June 30, 2025, Corebridge Financial is one of the largest providers of retirement solutions and insurance products in the United States. We proudly partner with financial professionals and institutions to help individuals plan, save for and achieve secure financial futures. For more information, visit corebridgefinancial.com and follow us on LinkedIn, YouTube and Instagram. These references with additional information about Corebridge have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

Contacts

Investor Relations	Media Relations
Işıl Müderrisoğlu	Matt Ward
investorrelations@corebridgefinancial.com	media.contact@corebridgefinancial.com

# # #

FOR IMMEDIATE RELEASE
In the discussion below, “we,” “us” and “our” refer to Corebridge and its consolidated subsidiaries, unless the context refers solely to Corebridge as a corporate entity.

Cautionary statement regarding forward-looking information

Certain statements in this press release and other publicly available documents may include statements of historical or present fact, which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “believes,” “anticipates,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “is optimistic,” “targets,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Also, forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Corebridge. There can be no assurance that future developments affecting Corebridge will be those anticipated by management.

Any forward-looking statements included herein are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected or implied in such forward-looking statements, including, among others, risks related to:

•changes in interest rates and changes to credit spreads;
•the deterioration of economic conditions, including an increase in the likelihood of an economic slowdown or recession, changes in market conditions, trade disputes with other countries, including the effect of sanctions and trade restrictions, such as tariffs and trade barriers imposed by the U.S. government and any countermeasures by other governments in response to such tariffs, weakening in capital markets in the U.S and globally, volatility in equity markets, inflationary pressures, the rise of pressures on the commercial real estate market, and geopolitical tensions, including the ongoing armed conflicts between Ukraine and Russia and in the Middle East;
•the unpredictability of the amount and timing of insurance liability claims;
•unavailable, uneconomical or inadequate reinsurance or recaptures of reinsured liabilities;
•uncertainty and unpredictability related to our reinsurance agreements with Fortitude Reinsurance Company Ltd. (“Fortitude Re”) and its performance of its obligations under these agreements;
•failure to complete any portion of the transaction with Corporate Solutions Life Reinsurance Company and Venerable Holdings, Inc.;
•our limited ability to access funds from our subsidiaries;
•our ability to incur indebtedness, our potential inability to refinance all or a portion of our indebtedness or our ability to obtain additional financing on favorable terms or at all;
•our ability to maintain sufficient eligible collateral to support business and funding strategies requiring collateralization;
•our inability to generate cash to meet our needs due to the illiquidity of some of our investments;
•the inaccuracy of the methodologies, estimations and assumptions underlying our valuation of investments and derivatives;
•a downgrade in our Insurer Financial Strength (“IFS”) ratings or credit ratings;
•exposure to credit risk due to non-performance or defaults by our counterparties or our use of derivative instruments to hedge market risks associated with our liabilities;
•our ability to adequately assess risks and estimate losses related to the pricing of our products;

FOR IMMEDIATE RELEASE
•the failure of third parties that we rely upon to provide and adequately perform certain business, operations, investment advisory, functional support and administrative services on our behalf;
•the impact of risks associated with our arrangement with Blackstone ISG-I Advisors LLC (“Blackstone IM”), BlackRock Financial Management, Inc. (“BlackRock”) or any other asset manager we retain, including their historical performance not being indicative of the future results of our investment portfolio and the exclusivity of certain arrangements with Blackstone IM;
•our inability to maintain the availability of critical technology systems and the confidentiality of our data, including challenges associated with a variety of privacy and information security laws;
•the ineffectiveness of our risk management policies and procedures;
•significant legal, governmental or regulatory proceedings;
•the intense competition we face in each of our business lines and the technological changes, including the use of artificial intelligence (“AI”), that may present new and intensified challenges to our business;
•catastrophes, including those associated with climate change and pandemics;
•business or asset acquisitions and dispositions that may expose us to certain risks;
•our ability to protect our intellectual property;
•our ability to operate efficiently and compete effectively in a heavily regulated industry in light of new domestic or international laws and regulations or new interpretations of current laws and regulations;
•impact on sales of our products and taxation of our operations due to changes in U.S. federal income or other tax laws or the interpretation of tax laws;
•the ineffectiveness of our productivity improvement initiatives in yielding our expected expense reductions and improvements in operational and organizational efficiency;
•differences between actual experience and the estimates used in the preparation of financial statements and modeled results used in various areas of our business;
•our inability to attract and retain key employees and highly skilled people needed to support our business;
•our relationships with AIG, Nippon and Blackstone and conflicts of interests arising due to such relationships;
•the indemnification obligations we have to AIG;
•potentially higher U.S. federal income taxes due to our inability to file a single U.S. consolidated federal income tax return for five years following our initial public offering (“IPO”) and our separation from AIG causing an “ownership change” for U.S. federal income tax purposes caused by our separation from AIG;
•risks associated with the Tax Matters Agreement with AIG and our potential liability for U.S. income taxes of the entire AIG Consolidated Tax Group for all taxable years or portions thereof in which we (or our subsidiaries) were members of such group;
•the risk that anti-takeover provisions could discourage, delay, or prevent our change in control, even if the change in control would be beneficial to our shareholders;
•challenges related to compliance with applicable laws incident to being a public company, which is expensive and time-consuming; and
•other factors discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2024, as well as our Quarterly Reports on Form 10-Q.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law. You are advised, however, to consult any further disclosures we make on related subjects in our filings with the Securities and Exchange Commission (“SEC”).

FOR IMMEDIATE RELEASE

Non-GAAP financial measures

Throughout this release, we present our financial condition and results of operations in the way we believe will be most meaningful and representative of our business results. Some of the measurements we use are ‘‘non-GAAP financial measures’’ under SEC rules and regulations. We believe presentation of these non-GAAP financial measures allows for a deeper understanding of the profitability drivers of our business, results of operations, financial condition and liquidity. These measures should be considered supplementary to our results of operations and financial condition that are presented in accordance with GAAP and should not be viewed as a substitute for GAAP measures. The non-GAAP financial measures we present may not be comparable to similarly named measures reported by other companies.

Adjusted pre-tax operating income (“APTOI”) is derived by excluding the items set forth below from income (loss) before income tax expense (benefit). These items generally fall into one or more of the following broad categories: legacy matters having no relevance to our current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and recording adjustments to APTOI that we believe to be common in our industry. We believe the adjustments to pre-tax income are useful for gaining an understanding of our overall results of operations.

APTOI excludes the impact of the following items:

FORTITUDE RE RELATED ADJUSTMENTS:

The modified coinsurance (“modco”) reinsurance agreements with Fortitude Re transfer the economics of the invested assets supporting the reinsurance agreements to Fortitude Re. Accordingly, the net investment income on Fortitude Re funds withheld assets and the net realized gains (losses) on Fortitude Re funds withheld assets are excluded from APTOI. Similarly, changes in the Fortitude Re funds withheld embedded derivative are also excluded from APTOI.

The ongoing results associated with the reinsurance agreement with Fortitude Re have been excluded from APTOI as these are not indicative of our ongoing business operations.

INVESTMENT RELATED ADJUSTMENTS:

APTOI excludes “Net realized gains (losses)”, except for gains (losses) related to the disposition of real estate investments. Net realized gains (losses), except for gains (losses) related to the disposition of real estate investments, are excluded as the timing of sales on invested assets or changes in allowances depend largely on market credit cycles and can vary considerably across periods. In addition, changes in interest rates may create opportunistic scenarios to buy or sell invested assets. Our derivative results, including those used to economically hedge insurance liabilities, or those recognized as embedded derivatives at fair value, are also included in Net realized gains (losses) and are similarly excluded from APTOI except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedges or for asset replication. Earned income on such economic hedges is reclassified from Net realized gains and losses to specific APTOI line items based on the economic risk being hedged (e.g., Net investment income and Interest credited to policyholder account balances).

MARKET RISK BENEFIT ADJUSTMENTS (“MRBs”):

Certain of our variable annuity, fixed annuity and fixed index annuity contracts contain guaranteed minimum withdrawal benefits (“GMWBs”) and/or guaranteed minimum death benefits (“GMDBs”) which are accounted for as MRBs. Changes in the fair value of these MRBs (excluding changes related to our own credit risk), including certain rider fees attributed to the MRBs, along with changes in the fair value of derivatives used to

FOR IMMEDIATE RELEASE
hedge MRBs are recorded through “Change in the fair value of MRBs, net” and are excluded from APTOI. Changes in the fair value of securities used to economically hedge MRBs are excluded from APTOI.

OTHER ADJUSTMENTS:

Other adjustments represent all other adjustments that are excluded from APTOI and includes the net pre-tax operating income (losses) from noncontrolling interests related to consolidated investment entities. The excluded adjustments include, as applicable:

•restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
•non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles;
•separation costs;
•non-operating litigation reserves and settlements;
•loss (gain) on extinguishment of debt, if any;
•losses from the impairment of goodwill, if any; and
•income and loss from divested or run-off business, if any.

Adjusted after-tax operating income attributable to our common shareholders (“Adjusted After-tax Operating Income” or “AATOI”) is derived by excluding the tax effected APTOI adjustments described above, as well as the following tax items from net income attributable to us:

•reclassifications of disproportionate tax effects from AOCI, changes in uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance; and
•deferred income tax valuation allowance releases and charges.

Adjusted Book Value is derived by excluding AOCI, adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s funds withheld assets. We believe this measure is useful to investors as it eliminates the asymmetrical impact resulting from changes in fair value of our available-for-sale securities portfolio for which there is largely no offsetting impact for certain related insurance liabilities that are not recorded at fair value with changes in fair value recorded through OCI. It also eliminates asymmetrical impacts where our own credit non-performance risk is recorded through OCI. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re’s funds withheld assets since these fair value movements are economically transferred to Fortitude Re.

Adjusted Return on Average Equity (“Adjusted ROAE”) is derived by dividing AATOI by average Adjusted Book Value and is used by management to evaluate our recurring profitability and evaluate trends in our business. We believe this measure is useful to investors as it eliminates the asymmetrical impact resulting from changes in fair value of our available-for-sale securities portfolio for which there is largely no offsetting impact for certain related insurance liabilities that are not recorded at fair value with changes in fair value recorded through OCI. It also eliminates asymmetrical impacts where our own credit non-performance risk is recorded through OCI. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re’s funds withheld assets since these fair value movements are economically transferred to Fortitude Re.

Adjusted revenues exclude Net realized gains (losses) except for gains (losses) related to the disposition of real estate investments, income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes).

FOR IMMEDIATE RELEASE

Net investment income (APTOI basis) is the sum of base portfolio income and variable investment income. We believe that presenting net investment income on an APTOI basis is useful for gaining an understanding of the main drivers of investment income.

Operating Earnings per Common Share (“Operating EPS”) is derived by dividing AATOI by weighted average diluted shares.

Premiums and deposits is a non-GAAP financial measure that includes direct and assumed premiums received and earned on traditional life insurance policies and life-contingent payout annuities, as well as deposits received on universal life insurance, investment-type annuity contracts and GICs. We believe the measure of premiums and deposits is useful in understanding customer demand for our products, evolving product trends and our sales performance period over period.

Key operating metrics and key terms

Assets Under Management and Administration

•Assets Under Management (“AUM”) include assets in the general and separate accounts of our subsidiaries that support liabilities and surplus related to our life and annuity insurance products.
•Assets Under Administration (“AUA”) include Group Retirement mutual fund assets and other third-party assets that we sell or administer and the notional value of Stable Value Wrap ("SVW") contracts.
•Assets Under Management and Administration (“AUMA”) is the cumulative amount of AUM and AUA.

Base net investment spread means base yield less cost of funds, excluding the amortization of deferred sales inducement assets.

Base spread income means base portfolio income less interest credited to policyholder account balances, excluding the amortization of deferred sales inducement assets.

Base yield means the returns from base portfolio income including accretion and impacts from holding cash and short-term investments.

Core sources of income means the sum of base spread income, fee income and underwriting margin, excluding variable investment income, in our Individual Retirement, Group Retirement, Life Insurance and Institutional Markets segments.

Cost of funds means the interest credited to policyholders excluding the amortization of deferred sales inducement assets.

Fee and Spread Income and Underwriting Margin

•Fee income is defined as policy fees plus advisory fees plus other fee income. For our Institutional Markets segment, its SVW products generate fee income.
•Spread income is defined as net investment income less interest credited to policyholder account balances, exclusive of amortization of deferred sales inducement assets. Spread income is comprised of both base spread income and variable investment income. For our Institutional Markets segment, its structured settlements, PRT and GIC products generate spread income, which includes premiums, net investment income, less interest credited and policyholder benefits and excludes the annual assumption update.

FOR IMMEDIATE RELEASE
•Underwriting margin for our Life Insurance segment includes premiums, policy fees, other income, net investment income, less interest credited to policyholder account balances and policyholder benefits and excludes the annual assumption update. For our Institutional Markets segment, its Corporate Markets products generate underwriting margin, which includes premiums, net investment income, policy and advisory fee income, less interest credited and policyholder benefits and excludes the annual assumption update.

Financial leverage ratio means the ratio of financial debt to the sum of financial debt plus Adjusted Book Value plus non-redeemable noncontrolling interests.

Life Fleet RBC Ratio

•Life Fleet means American General Life Insurance Company (“AGL”), The United States Life Insurance Company in the City of New York (“USL”) and The Variable Annuity Life Insurance Company (“VALIC”).
•Life Fleet RBC Ratio is the risk-based capital (“RBC”) ratio for the Life Fleet RBC ratios are quoted using the Company Action Level.

Net Investment Income

•Base portfolio income includes interest, dividends and foreclosed real estate income, net of investment expenses and non-qualifying (economic) hedges.
•Variable investment income includes call and tender income from make-whole payments on commercial mortgage loan prepayments, changes in market value of investments accounted for under the fair value option, interest received on defaulted investments (other than foreclosed real estate), income from alternative investments and other miscellaneous investment income, including income of certain partnership entities that are required to be consolidated. Alternative investments include private equity funds which are generally reported on a one-quarter lag.

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Reconciliations

The following table presents a reconciliation of pre-tax income (loss)/net income (loss) attributable to Corebridge to adjusted pre-tax operating income (loss)/adjusted after-tax operating income (loss) attributable to Corebridge:

Three Months Ended June 30,	2025				2024
(in millions)	Pre-tax	Total Tax (Benefit) Charge	Non- controlling Interests	After Tax	Pre-tax	Total Tax (Benefit) Charge	Non- controlling Interests	After Tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$(608)	$60	$—	$(668)	$456	$115	$—	$341
Noncontrolling interests	—	—	8	8	—	—	24	24
Pre-tax income (loss)/net income (loss) attributable to Corebridge	(608)	60	8	(660)	456	115	24	365
Fortitude Re related items
Net investment (income) on Fortitude Re funds withheld assets	(343)	(73)	—	(270)	(325)	(69)	—	(256)
Net realized losses on Fortitude Re funds withheld assets	30	7	—	23	93	20	—	73
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	251	53	—	198	(36)	(7)	—	(29)
Subtotal Fortitude Re related items	(62)	(13)	—	(49)	(268)	(56)	—	(212)
Other reconciling Items
Reclassification of disproportionate tax effects from AOCI and other tax adjustments	—	(6)	—	6	—	52	—	(52)
Deferred income tax valuation allowance (releases) charges	—	(186)	—	186	—	(87)	—	87
Changes in fair value of market risk benefits, net	(279)	(59)	—	(220)	25	5	—	20
Changes in fair value of securities used to hedge guaranteed living benefits	(1)	—	—	(1)	5	1	—	4
Changes in benefit reserves related to net realized (losses)	(4)	(1)	—	(3)	(3)	—	—	(3)
Net realized (gains) losses(1)	1,758	369	—	1,389	748	160	—	588
Separation costs	—	—	—	—	27	6	—	21
Restructuring and other costs	129	28	—	101	85	18	—	67
Non-recurring costs related to regulatory or accounting changes	1	—	—	1	1	—	—	1
Net (gain) on divestiture	—	—	—	—	(241)	(47)	—	(194)
Noncontrolling interests	8	—	(8)	—	24	—	(24)	—
Subtotal Other non-Fortitude Re reconciling items	1,612	145	(8)	1,459	671	108	(24)	539
Total adjustments	1,550	132	(8)	1,410	403	52	(24)	327
Adjusted pre-tax operating income/Adjusted after-tax operating income attributable to Corebridge	$942	$192	$—	$750	$859	$167	$—	$692
(1)        Includes all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Additionally, gains (losses) related to the disposition of real estate investments are also excluded from this adjustment

FOR IMMEDIATE RELEASE
The following table presents Corebridge’s adjusted pre-tax operating income by segment:

(in millions)	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate & Other	Eliminations	Total Corebridge
Three Months Ended June 30, 2025
Premiums	$44	$—	$377	$25	$18	$—	$464
Policy fees	199	105	366	51	—	—	721
Net investment income	1,585	469	335	654	18	(11)	3,050
Net realized gains (losses)(1)	—	—	—	—	(11)	—	(11)
Advisory fee and other income	104	85	—	1	6	—	196
Total adjusted revenues	1,932	659	1,078	731	31	(11)	4,420
Policyholder benefits	48	2	650	286	—	—	986
Interest credited to policyholder account balances	847	301	84	243	—	—	1,475
Amortization of deferred policy acquisition costs	166	21	84	4	—	—	275
Non-deferrable insurance commissions	102	30	15	5	—	—	152
Advisory fee expenses	33	30	1	—	—	—	64
General operating expenses	113	93	111	20	69	(1)	405
Interest expense	—	—	—	—	138	(9)	129
Total benefits and expenses	1,309	477	945	558	207	(10)	3,486
Noncontrolling interests	—	—	—	—	8	—	8
Adjusted pre-tax operating income (loss)	$623	$182	$133	$173	$(168)	$(1)	$942

(in millions)	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate & Other	Eliminations	Total Corebridge
Three Months Ended June 30, 2024
Premiums	$30	$—	$331	$167	$19	$—	$547
Policy fees	200	108	366	47	—	—	721
Net investment income	1,405	487	322	489	18	(5)	2,716
Net realized gains (losses)(1)	—	—	—	—	(9)	—	(9)
Advisory fee and other income	108	83	1	1	8	—	201
Total adjusted revenues	1,743	678	1,020	704	36	(5)	4,176
Policyholder benefits	33	(2)	627	394	—	—	1,052
Interest credited to policyholder account balances	695	300	84	187	—	—	1,266
Amortization of deferred policy acquisition costs	152	21	84	3	—	—	260
Non-deferrable insurance commissions	94	30	16	5	1	—	146
Advisory fee expenses	38	32	1	—	—	—	71
General operating expenses	110	102	113	19	75	—	419
Interest expense	—	—	—	—	132	(5)	127
Total benefits and expenses	1,122	483	925	608	208	(5)	3,341
Noncontrolling interests	—	—	—	—	24	—	24
Adjusted pre-tax operating income (loss)	$621	$195	$95	$96	$(148)	$—	$859
(1)        Net realized gains (losses) includes the gains (losses) related to the disposition of real estate investments

FOR IMMEDIATE RELEASE
The following table presents a summary of Corebridge's spread income, fee income and underwriting margin:

	Three Months Ended June 30,
(in millions)	2025	2024
Individual Retirement
Spread income	$749	$723
Fee income	303	308
Total Individual Retirement	1,052	1,031
Group Retirement
Spread income	171	191
Fee income	190	191
Total Group Retirement	361	382
Life Insurance
Underwriting margin	344	309
Total Life Insurance	344	309
Institutional Markets
Spread income	173	88
Fee income	16	15
Underwriting margin	13	20
Total Institutional Markets	202	123
Total
Spread income	1,093	1,002
Fee income	509	514
Underwriting margin	357	329
Total	$1,959	$1,845

The following table presents Life Insurance underwriting margin:

	Three Months Ended June 30,
(in millions)	2025	2024
Premiums	$377	$331
Policy fees	366	366
Net investment income	335	322
Other income	—	1
Policyholder benefits	(650)	(627)
Interest credited to policyholder account balances	(84)	(84)
Underwriting margin	$344	$309

FOR IMMEDIATE RELEASE
The following table presents Institutional Markets spread income, fee income and underwriting margin:

	Three Months Ended June 30,
(in millions)	2025	2024
Premiums	$34	$175
Net investment income	617	451
Policyholder benefits	(262)	(378)
Interest credited to policyholder account balances	(216)	(160)
Spread income(1)	$173	$88
SVW fees	16	15
Fee income	$16	$15
Premiums	(9)	(8)
Policy fees (excluding SVW)	35	32
Net investment income	37	38
Other income	1	1
Policyholder benefits	(24)	(16)
Interest credited to policyholder account balances	(27)	(27)
Underwriting margin(2)	$13	$20
(1)        Represents spread income from Pension Risk Transfer, Guaranteed Investment Contracts and Structured Settlement products
(2)    Represents underwriting margin from Corporate Markets products, including corporate- and bank-owned life insurance, private placement variable universal life insurance and private placement variable annuity products

FOR IMMEDIATE RELEASE
The following table presents Operating EPS:

	Three Months Ended June 30,
(in millions, except per common share data)	2025	2024
GAAP Basis
Numerator for EPS
Net income (loss)	$(668)	$341
Less: Net income (loss) attributable to noncontrolling interests	(8)	(24)
Net income (loss) attributable to Corebridge common shareholders	$(660)	$365

Denominator for EPS
Weighted average common shares outstanding - basic(1)	550.3	611.6
Dilutive common shares(2)	—	1.0
Weighted average common shares outstanding - diluted	550.3	612.6

Income per common share attributable to Corebridge common shareholders
Common stock - basic	$(1.20)	$0.60
Common stock - diluted	$(1.20)	$0.59

Operating Basis
Adjusted after-tax operating income attributable to Corebridge common shareholders	$750	$692
Weighted average common shares outstanding - diluted	551.3	612.6
Operating earnings per common share	$1.36	$1.13

Common Shares Outstanding
Common shares outstanding, beginning of period	553.1	615.4
Share repurchases	(21.5)	—
Newly issued shares	11.6	(15.1)
Common shares outstanding, end of period	543.2	600.3
(1)        Includes vested shares under our share-based employee compensation plans
(2)    Potential dilutive common shares include our share-based employee compensation plans

The following table presents the reconciliation of Adjusted Book Value:

At Period End	June 30, 2025	March 31, 2025	June 30, 2024
(in millions, except per share data)
Total Corebridge shareholders' equity (a)	$12,302	$11,980	$10,996
Less: Accumulated other comprehensive income (AOCI)	(10,633)	(12,049)	(14,508)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(2,587)	(2,553)	(2,721)
Total adjusted book value (b)	$20,348	$21,476	$22,783
Total common shares outstanding (c)(1)	543.2	553.1	600.3
Book value per common share (a/c)	$22.65	$21.66	$18.32
Adjusted book value per common share (b/c)	$37.46	$38.83	$37.95
(1)        Total common shares outstanding are presented net of treasury stock

FOR IMMEDIATE RELEASE
The following table presents the reconciliation of Adjusted ROAE:

	Three Months Ended June 30,
(in millions, unless otherwise noted)	2025	2024
Actual or annualized net income (loss) attributable to Corebridge shareholders (a)	$(2,640)	$1,460
Actual or annualized adjusted after-tax operating income attributable to Corebridge shareholders (b)	3,000	2,768
Average Corebridge Shareholders’ equity (c)	12,141	11,286
Less: Average AOCI	(11,341)	(14,324)
Add: Average cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(2,570)	(2,609)
Average Adjusted Book Value (d)	$20,912	$23,001

Return on Average Equity (a/c)	(21.7)%	12.9%
Adjusted ROAE (b/d)	14.3%	12.0%

The following table presents the reconciliation of net investment income (net income basis) to net investment income (APTOI basis):

	Three Months Ended June 30,
(in millions)	2025	2024
Net investment income (net income basis)	$3,338	$2,988
Net investment (income) on Fortitude Re funds withheld assets	(343)	(325)
Change in fair value of securities used to hedge guaranteed living benefits	(14)	(13)
Other adjustments	(8)	(11)
Derivative income recorded in net realized gains (losses)	77	77
Total adjustments	(288)	(272)
Net investment income (APTOI basis)	$3,050	$2,716

The following table presents notable items and alternative investment returns versus long-term return expectations:

	Three Months Ended June 30,
(in millions)	2025	2024
Individual Retirement:
Alternative investments returns versus long-term return expectations	$13	$(12)
Total adjustments	$13	$(12)
Group Retirement:
Alternative investments returns versus long-term return expectations	$(6)	$(7)
Total adjustments	$(6)	$(7)
Life Insurance:
Alternative investments returns versus long-term return expectations	$1	$(3)
Total adjustments	$1	$(3)
Institutional Markets:
Alternative investments returns versus long-term return expectations	$33	$(37)
Total adjustments	$33	$(37)
Total Corebridge:
Alternative investments returns versus long-term return expectations	$41	$(59)
Total adjustments	$41	$(59)

FOR IMMEDIATE RELEASE
The following table presents premiums and deposits:

	Three Months Ended June 30,
(in millions)	2025	2024
Individual Retirement
Premiums	$44	$30
Deposits	6,811	6,761
Other(1)	(1)	(4)
Premiums and deposits	$6,854	$6,787
Group Retirement
Deposits	1,976	1,998
Premiums and deposits(2)(3)	$1,976	$1,998
Life Insurance
Premiums	$377	$331
Deposits	393	389
Other(1)	98	126
Premiums and deposits	$868	$846
Institutional Markets
Premiums	$25	$167
Deposits	1,102	1,871
Other(1)	8	10
Premiums and deposits	$1,135	$2,048
Total
Premiums	$446	$528
Deposits	10,282	11,019
Other(1)	105	132
Premiums and deposits	$10,833	$11,679
(1)        Other principally consists of ceded premiums, in order to reflect gross premiums and deposits
(2)    Includes premiums and deposits related to in-plan mutual funds of $842 million and $790 million for the three months ended June 30, 2025 and June 30, 2024, respectively
(3)    Excludes client deposits into advisory and brokerage accounts of $744 million and $783 million for the three months ended June 30, 2025 and June 30, 2024, respectively